JOINT FILING AGREEMENT

              In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Class A Limited Partnership Units of Heartland Partners, L.P., a Delaware limited partnership, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: July 9, 1998

                        GEM VALUE FUND, L.P.
                        By: GEM Value Partners LLC
                              Its: General Partner

                              By: /s/Michael A. Elrad
                              Name: Michael A. Elrad
                              Title: Executive Vice President


                        GEM VALUE PARTNERS LLC
                              By: /s/Michael A. Elrad
                              Name: Michael A. Elrad
                              Title: Executive Vice President